Exhibit 1.1

EXECUTION VERSION

58,000,000 AMERICAN DEPOSITARY SHARES

BANCO SANTANDER (BRASIL) S.A.

INTERNATIONAL UNDERWRITING AND PLACEMENT AGREEMENT

April 5, 2017

April 5, 2017

Santander Investment Securities Inc.

45 East 53rd Street

New York, New York 10022

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park, New York, NY 10036

Dear Sirs and Madams:

Introductory. Qatar Holding LLC, a Qatar Financial Centre limited liability company (the “Selling Shareholder”), proposes, subject to the terms and conditions stated herein, to sell to Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Santander Investment Securities Inc. (the “International Underwriters”) 58,000,000 American depositary shares (the “Firm ADSs”), each representing the right to receive one unit (a “Unit”) which, is composed of one common share, no par value (a “Common Share”), and one preferred share, no par value (a “Preferred Share”), of Banco Santander (Brasil) S.A. (the “Company”), a sociedade por ações incorporated under the laws of the Federative Republic of Brazil (“Brazil”) in the respective amounts set forth in Schedule A hereto. The ADSs will be evidenced by American depositary receipts (“ADRs”) governed by a deposit agreement among the Company, Bank of New York Mellon as depositary, and the owners and holders of the ADSs sold hereunder (the “Deposit Agreement”). The ADSs shall be offered by the International Underwriters in the United States and in other countries outside of Brazil.

The Selling Shareholder has granted the International Underwriters an option, exercisable upon prior written notice from the International Underwriters to the Company and Selling Shareholder, at any time for a period of 30 days from, but not including, the date hereof to purchase up to 12,000,000 additional American depositary shares (the “Option ADSs”) representing 12,000,000 Units, solely to cover over-allotments of ADSs (as defined below), if any. The Firm ADSs and the Option ADSs are collectively referred to as the “ADSs”.

The offering of the ADSs by the Selling Shareholder is part of a global offering that will comprise the sale of ADSs in the United States and the sale of Units in Brazil (“Global Offering”). In addition to the ADSs sold pursuant to this Agreement, the Selling Shareholder is selling 22,000,000 Units of the Company in Brazil and elsewhere pursuant to an agreement, dated as of the date hereof (the “Brazilian Underwriting Agreement”), among the Company, the Selling Shareholder, Bank of America Merrill Lynch Banco Múltiplo S.A. and Banco de Investimentos Credit Suisse (Brasil) S.A. (together, the “Brazilian Underwriters”) (the “Brazilian Offering”). The Selling Shareholder understands that the Brazilian Underwriters

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have appointed the International Underwriters as their agents (in such capacity, the “Agents”) for the facilitation of the placement of the Units outside Brazil, including the United States. The Units will be sold in Brazil pursuant to a Portuguese-language offering memorandum, including the Company’s Formulário de Referência, and will be settled in Brazil and paid for in Brazilian reais. Non-Brazilian investors purchasing Units must be authorized to invest in Brazilian securities under the requirements established by the Brazilian Monetary Council (Conselho Monetário Nacional), the Brazilian Securities Commission (Comissão de Valores Mobiliários, the “CVM”) and the Brazilian Central Bank (Banco Central do Brasil, the “Central Bank”).

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”) an “automatic shelf registration statement” (as defined in Rule 405 of the Securities Act) on Form F-3 (File No. 333-216976), which contains a base prospectus (the “Base Prospectus”), to be used in connection with the public offering and sale of Units, including in the form of ADSs, common shares and preferred shares, by selling shareholders, from time to time in accordance with Rule 415 of the Securities Act. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B of the Securities Act, is hereinafter referred to as the “Registration Statement.” The Base Prospectus, as supplemented by the prospectus supplement specifically relating to the ADSs in the form first used to confirm sales of the ADSs (or in the form first made available to the International Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 of the Securities Act) that is first filed pursuant to Rule 424(b) of the Securities Act after the date and time that this International Underwriting and Placement Agreement (the “Agreement”) is executed by the parties hereto (the “Time of Execution”), is hereinafter referred to as the “Prospectus” , and the term “preliminary prospectus” means any preliminary form of the Prospectus that is first filed with the Commission pursuant to Rule 424(b) of the Securities Act. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 of the Securities Act, “Time of Sale Prospectus” means the Base Prospectus as supplemented by the preliminary prospectus, together with the information included on Schedule D hereto and the free writing prospectuses, if any, each identified in Schedule B hereto, and intended for general distribution to prospective investors, and “road show” means a “bona fide electronic road show”, including any road show presentation, as defined in Rule 433(h)(5) of the Securities Act that has been made available without restriction to any person, each identified in Schedule C hereto. As used herein, the terms “Registration Statement” , “Base Prospectus” , “preliminary prospectus” , “Time of Sale Prospectus”, and “Prospectus” shall include the documents, if any, incorporated by reference therein prior to the time when sales of the ADSs were first made at 4:30 p.m. (New York City time) on April 5, 2017 (the “Time of Sale”). The terms “supplement”, “amendment”, and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, the Time of Sale Prospectus, any preliminary prospectus or free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

The International Underwriters hereby propose to the Selling Shareholder and to the Company, and the Selling Shareholder and the Company hereby confirm their agreement

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with the International Underwriters and with each other, concerning the offering, purchase and sale of the ADSs, including the underlying Units, and with the Agents and with each other, concerning the placement of the Units outside Brazil, as follows:

SECTION 1.         Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, each of the International Underwriters and the Selling Shareholder as of the Time of Execution, Time of Sale, Closing Date (as defined in Section 3 below) and each Additional Closing Date (as defined in Section 3 below) that:

(a)          The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission. The Company is a well-known seasoned issuer (as defined in Rule 405 of the Securities Act) eligible to use the Registration Statement as an “automatic shelf registration statement” (as defined in Rule 405 of the Securities Act) and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b)          Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Securities Act, the Exchange Act and the applicable rules and regulations of the Commission thereunder, (i) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iv) the Time of Sale Prospectus does not, and at the time of each sale of the ADSs in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date and each Additional Closing Date, the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, (v) the Supplemental Offering Materials (as defined below), if any, when considered together with the Time of Sale Prospectus, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and (vi) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to (a) statements or omissions in the Time of Sale Prospectus and the

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Prospectus based upon written information furnished to the Company by the International Underwriters specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c).

(c)          (A) At the time of filing the Registration Statement, (B) at the date of this Agreement and (C) at the Time of Sale, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 (“Rule 405”) under the Act, including, in the preceding three years, (x) the Company or any subsidiary not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405, (y) the Company or any subsidiary not having been the subject of a bankruptcy petition or insolvency or similar proceeding and (z) the Company not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the ADSs, all as described in Rule 405.

(d)          Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) of the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder and no order preventing or suspending the use of any free writing prospectus has been issued by the Commission. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) of the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder and did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any free writing prospectus included in the Time of Sale Prospectus based upon written information furnished to the Company by the International Underwriters specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof. Except for the free writing prospectuses, if any, identified in Schedule B hereto, and road shows, if any, identified in Schedule C hereto, each furnished to the International Underwriters before first use, the Company has not prepared, used or referred to, and will not, without the International Underwriters’ prior consent, prepare, use or refer to, any free writing prospectus.

(e)          As of the date hereof, the Company has not made and will not make (without prior consent of the International Underwriters) any public offer of the ADSs by means of Supplemental Offering Materials. For purposes of this Agreement, “Supplemental Offering Materials” means any “written communication” (within the meaning of the rules and regulations promulgated of the Securities Act) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the ADSs (other than the free writing prospectuses identified in Schedule B hereto, the Time of Sale Prospectus and the Prospectus), including, without limitation, any road show materials relating to the ADSs that constitute such a written communication, each as identified on Schedule C hereto.

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(f)           No order preventing or suspending the use of any preliminary prospectus has been issued by the Commission, and each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 of the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(g)          The Company has been duly incorporated and is an existing sociedade anônima under the laws of Brazil, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement, the Prospectus and Time of Sale Prospectus.

(h)          Other than the subsidiaries listed on Schedule E hereto, the Company has no “significant subsidiaries” as the term is defined in Regulation S-X under the Act (“Significant Subsidiaries”); each Significant Subsidiary of the Company has been duly incorporated and is an existing sociedade por ações or a sociedade limitada under the laws of Brazil, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement, the Prospectus and Time of Sale Prospectus; all of the issued and outstanding capital stock of each Significant Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each Significant Subsidiary organized as a sociedade por ações or a sociedade limitada, is owned free from liens, encumbrances, defects and restrictions on transfer (other than those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions or as imposed under applicable Brazilian law) or voting; and except as set forth in the Registration Statement, the Prospectus and Time of Sale Prospectus and provided under applicable Brazilian law, there are no (i) options, warrants or other rights to purchase, (ii) agreements or other obligations to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or any of the Significant Subsidiaries outstanding.

(i)           The ADSs have been duly and validly issued. The persons in whose names the ADSs are registered are entitled to the rights specified therein and in the Deposit Agreement, and the Deposit Agreement and the ADSs conform in all material respects to the description thereof in the Time of Sale Prospectus and the Prospectus.

(j)           The ADSs are listed on the New York Stock Exchange (“NYSE”). The Units are listed on the basic listing segment of the BM&FBOVESPA S.A. —Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”) under the symbol “SANB11”. The Company’s common and preferred shares are listed on the BM&FBOVESPA under the symbols “SANB3” and “SANB4,” respectively, and the Company has not received notice of any proceeding relating to their delisting from the abovementioned segment of the BM&FBOVESPA.

(k)          The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Brazilian Underwriting Agreement and to consummate the transactions contemplated by this Agreement and the

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Brazilian Underwriting Agreement. Each of this Agreement and the Brazilian Underwriting Agreement has been duly and validly authorized, executed and delivered by the Company and the transactions contemplated hereby and thereby have been duly and validly authorized by the Company.

(l)           Except as disclosed in the Time of Sale Prospectus and the Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company, the Selling Shareholder or any of the International Underwriters for a brokerage commission, finder’s fee or other like payment.

(m)         No consent, approval, authorization, order, registration, qualification or other action of, or filing with or notice to, any United States, Brazilian or other federal, state, local or foreign governmental or regulatory authority, agency, body or court having jurisdiction over the Company is required in connection with the execution, delivery and performance by the Company of this Agreement or the Brazilian Underwriting Agreement, or the consummation of the transactions contemplated by this Agreement or the Brazilian Underwriting Agreement in connection with the sale of the ADSs, except (i) registration of the ADSs under the Act, such as have been obtained and made or will have been obtained and made on or prior to the Closing Date, (ii) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the ADSs, and the approval of the Financial Institutions Regulatory Authority, Inc. (“FINRA”) of the underwriting terms and arrangements in connection with the purchase and sale of the ADSs by the International Underwriters, (iii) registration of the Global Offering, as provided in the Brazilian Underwriting Agreement, with Associação Brasileira das Entidades dos Mercados Financeiro e de Capitais (“ANBIMA”), (iv) filing of the Comunicado de Início da Oferta Pública Restrita de Distribuição and the Comunicado de Encerramento da Oferta Pública Restrita de Distribuição, pursuant to CVM Instruction No. 476, dated January 16, 2009, as amended (“CVM Instruction No. 476”), and (v) approvals, as may be required, from the Central Bank for any payment to be made outside of Brazil; all of which have been obtained or will be duly obtained, prior to the Closing Date, except for clause (iii) the registration request that shall be duly filed, as required by the regulations of ANBIMA, within 15 days as of the date that the termination of the offering is communicated to the CVM, pursuant to CVM Instruction No. 476, provided that the approvals set forth in subsection (vi) shall only be obtained in case any amounts are paid abroad.

(n)          None of the Company or its Significant Subsidiaries is (i) in violation of its estatutos sociais or contratos sociais, as applicable, (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, or (iii) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, “Contracts”), except, in the case of clauses (ii) and (iii), for any such breach, default, violation or event

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that would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties, results of operations or prospects of the Company and its subsidiaries taken as a whole (any such event, a “Material Adverse Effect”).

(o)          The execution, delivery and performance by the Company of this Agreement and the Brazilian Underwriting Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, (ii) the estatutos sociais or contratos sociais, as applicable, of the Company or any of its subsidiaries or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws) any statute, judgment, decree, order, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) and (iii) for any such breach, default, violation or event that would not, individually or in the aggregate have a Material Adverse Effect.

(p)          Except as disclosed in the Time of Sale Prospectus and the Prospectus, since the date of the most recent financial statements appearing therein, (i) there has not been any change in the capital stock or long-term debt of the Company or any of its Significant Subsidiaries, or any dividend or distribution of any kind (other than dividends declared and paid in the ordinary course consistent with past practice) declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the condition (financial or other), business, properties, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its Significant Subsidiaries has entered into any transaction or agreement that is individually or in the aggregate material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is individually or in the aggregate material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its Significant Subsidiaries has sustained any loss or interference with its business from any calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except for any such loss or interference as are not individually or in the aggregate material to the Company and its subsidiaries taken as a whole.

(q)          The Company and its Significant Subsidiaries have paid all material taxes and filed all material tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Time of Sale Prospectus and the Prospectus, there is no material tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its Significant Subsidiaries or any of their respective properties or assets.

(r)          Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Time of

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Sale Prospectus and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(s)          The Company and its Significant Subsidiaries have title to all real properties and all other properties and assets owned by them, except where any defect in title would not, individually or in the aggregate, have a Material Adverse Effect, and in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and the Company and its Significant Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(t)          No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus, has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(u)          The Company and its Significant Subsidiaries possess adequate licenses, certificates, authorizations or permits issued by, and have made all declarations and filings with, the appropriate United States, Brazilian or other federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Time of Sale Prospectus and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit that, if determined adversely to the Company or any of its Significant Subsidiaries, would individually or in the aggregate have a Material Adverse Effect, and have no reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(v)         No labor disturbance by or dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, that might have a Material Adverse Effect.

(w)         The Company and its Significant Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its Significant Subsidiaries and their respective businesses except where failure to have insurance would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its Significant Subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

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(x)          Each of the Company and its subsidiaries maintains systems of internal accounting controls (as defined under Rule 13-a15 and 15d-15 under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(y)          Except as disclosed in the Time of Sale Prospectus and the Prospectus, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement or the Brazilian Underwriting Agreement, or which are otherwise material in the context of the sale of the ADSs; and no such actions, suits or proceedings are threatened or, to the Company’s knowledge, contemplated.

(z)          Deloitte Touche Tohmatsu Auditores Independentes (“Deloitte”), which have audited the financial statements of the Company and its consolidated subsidiaries for the years ended December 31, 2012, 2013, 2014 and 2015, were independent public accountants with respect to the Company and its consolidated subsidiaries in accordance with the Act, the Exchange Act, the rules and regulations thereunder and the Public Accounting Oversight Board with respect to the years ended December 31, 2012, 2013, 2014 and 2015.

(aa)        PricewaterhouseCoopers Auditores Independentes (“PwC”), which have audited the financial statements of the Company and its consolidated subsidiaries for the year ended December 31, 2016, are independent public accountants with respect to the Company and its consolidated subsidiaries in accordance with the Act, the Exchange Act, the rules and regulations thereunder and the Public Accounting Oversight Board.

(bb)       The financial statements included in Time of Sale Prospectus and the Prospectus present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board, applied on a consistent basis, except as otherwise stated therein, and the schedules included in each Registration Statement present fairly in all material respects the information required to be stated therein. All disclosures contained in the Time of Sale Prospectus and the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Act, to the extent applicable.

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(cc)        The Company is not and, after giving effect to the offering and sale of the ADSs, as described in the Time of Sale Prospectus and the Prospectus, will not be, required to register as an “investment company” or an entity controlled by an “investment company,” as defined in the Investment Company Act of 1940, as amended and the rules and regulations of the Commission thereunder.

(dd)       The Company and its Significant Subsidiaries are subject to civil and commercial laws and suits and neither the Company nor any of its Significant Subsidiaries nor any of its or their properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of Brazil, except for the reserve accounts held by Brazilian financial institutions with the Central Bank, which are subject to certain immunities according to Brazilian Law No. 9,069.

(ee)        The statements set forth in the Time of Sale Prospectus and the Prospectus under the captions “Description of Capital Stock” and “Description of American Depositary Receipts”, insofar as they purport to constitute a summary of the terms of the ADSs and insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair in all material respects.

(ff)         The statements set forth under the caption “Taxation” in the Time of Sale Prospectus and the Prospectus, insofar as such statements relate to statements of law or legal conclusions under the federal tax laws of Brazil and United States federal taxation applicable to the ADSs and Units and subject to the limitations, qualifications and assumptions set forth therein, fairly summarize the material Brazilian and United States federal income tax consequences of the acquisition, ownership and disposition of the ADSs and Units under current law.

(gg)       Except as disclosed in the Time of Sale Prospectus and the Prospectus, there is no stamp, issue, registration, transfer, documentary or other similar taxes and duties, including interest and penalties, payable in Brazil or any political subdivision or taxing authority thereof or therein in connection with the offering of the Units or the ADSs or the execution and delivery of this Agreement and the Brazilian Underwriting Agreement and the performance by the Company of its obligations hereunder and thereunder, except for: (i) taxes payable by the International Underwriters and the Brazilian Underwriters relating to fees and commissions they will receive in this offering, (ii) a registration fee payable to the ANBIMA, and (iii) if applicable, the IOF – Imposto sobre Operações de Crédito, Câmbio e Seguro, ou Relativas a Titulos e Valores Mobiliários.

(hh)       No Significant Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

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(ii)          Based on proposed Treasury regulations, the Company believes that it was not a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, for the year ended December 31, 2016 and it does not anticipate becoming a PFIC thereafter.

(jj)          The description under the caption “Item 7. Major Shareholders and Related Party Transactions—7B. Related Party Transactions” in the Company’s 2016 Annual Report on Form 20-F incorporated by reference into the Registration Statement contains a complete and accurate summary of all material relationships, direct or indirect, existing between or among the Company or any of its subsidiaries, on the one hand, and the Company’s controlling shareholder, Banco Santander, S.A., a corporation organized under the laws of Spain (“Banco Santander, S.A.”) and any other affiliate (as defined in Rule 405 of the Securities Act) of the Company or Banco Santander, S.A., on the other.

(kk)        Neither the Company, nor any of its subsidiaries or affiliates or any person acting on their behalf (other than the International Underwriters) has taken, nor will any of them take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in any stabilization or manipulation of the price of any of the securities of the Company, including the ADSs. Neither the Company nor any of their respective subsidiaries or affiliates have issued, nor will issue, without the prior consent of the International Underwriters, any stabilization announcement referring to the proposed sale of the ADSs. The Company authorizes the International Underwriters to make such public disclosure of information relating to stabilization of the ADSs as is required by applicable law, regulation and guidance.

(ll)          The Company maintains controls and procedures designed to ensure that information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosures.

(mm)      Neither the Company nor any of its subsidiaries, nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, nor, to the knowledge of the Company, its affiliates have (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, to the extent applicable to the Company, or any applicable Brazilian law or regulation regarding illegal payments and corrupt practices; or (iv) made any bribe, illegal rebate, illegal payoff, illegal influence payment, kickback or other unlawful payment. The Company and its Significant Subsidiaries have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with applicable Brazilian anti-corruption laws.

(nn)       The operations of the Company and its subsidiaries, and to the knowledge of the Company, its affiliates, are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the money

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laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(oo)       None of the Company, any of its subsidiaries, or, to the knowledge of the Company, any director, officer, agent, employee or affiliates of the Company or any of its subsidiaries is an individual or entity currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), the Swiss Confederation (“Switzerland”), or other relevant sanctions authority.

(pp)       There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”) applicable to the Company as of the date hereof.

(qq)       Except as disclosed in the Time of Sale Prospectus and the Prospectus under the sections “Description of Capital Stock” and in the Company’s 2016 Annual Report on Form 20-F incorporated by reference into the Registration Statement under the sections “Item 8. Financial Information—8A. Consolidated Statements and Other Financial Information—Dividend Policy” and “Item 8. Financial Information—8A. Consolidated Statements and Other Financial Information—Payment of Dividends”, no approvals are required in Brazil in order for the Company to pay dividends, interest attributable to shareholders’ equity or other distributions declared by the Company to the holders of the Units and ADS, so long as, with respect to distributions to holders of the ADSs, the ADR program remains registered with the Central Bank and the CVM pursuant to Annex V of the Conselho Monetário Nacional.

(rr)         This Agreement and the ADSs are in proper legal form under the laws of Brazil for the enforcement thereof in Brazil against the Company, and to ensure the legality, enforcement or admissibility into evidence of this Agreement and the ADSs in Brazil, it is not necessary for this Agreement or the ADSs to be filed or recorded with any court or other authority in Brazil or that any tax or fee be paid in Brazil on or in respect of this Agreement or the ADSs or any other document, other than court costs (including, without limitation, filing fees), except that, for the purpose of enforcing and admitting into evidence before the public agencies and courts in Brazil any of this Agreement or the ADSs to which the Company is a party that were executed outside Brazil: (i)(a) the signatures of the parties executing this Agreement outside Brazil shall have been notarized by a notary public licensed as such under the law of the place of signing and the signature of such notary public shall have been legalized by a Brazilian Consulate; (b) this Agreement or the ADSs, as applicable, shall have been translated into Portuguese by

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a sworn translator; and (c) this Agreement or the ADSs, as applicable, shall have been registered with the appropriate Registry of Titles and Deeds in Brazil, together with its sworn translations; or (ii) if the state in which this Agreement or the ADSs, as applicable, was executed is party to the Apostille Convention, (a) a Competent Authority shall have issued an Apostille and (b) the Apostille and this Agreement or the ADSs, as applicable, shall have been translated into the Portuguese language by a sworn translator. This Agreement and the ADSs are in proper legal form under the laws of the State of New York for the enforcement thereof in the State of New York, and it is not necessary in order to ensure the legality, validity, enforcement or admissibility into evidence of this Agreement and the ADSs in the State of New York that this Agreement or the ADSs be filed or recorded with any court or other authority in the State of New York or that any tax or fee be paid in the State of New York on or in respect of this Agreement or the ADSs, other than court costs, including (without limitation) filing fees.

(ss)        The Company has the power to submit, and pursuant to Section 15 of this Agreement has legally, validly, effectively and irrevocably submitted to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan, in the City of New York, New York, has validly and irrevocably waived any objection to the venue of a proceeding in any such court and the Company has validly and irrevocably appointed Banco Santander, S.A., New York Branch as its authorized agent for service of process in any suit or proceeding based on or arising under this Agreement in any state court of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York.

(tt)         Any final judgment rendered by a court or arbitral tribunal with jurisdiction to resolve any suit, as per Section 15 hereto, against the Company based upon this Agreement would be declared enforceable against the Company by the courts of Brazil, without reconsideration or reexamination of the merits, upon recognition of that judgment by the Brazilian Superior Court of Justice, which will occur if such judgment fulfills all formalities required for its enforceability under the laws of the United States and of the Federative Republic of Brazil, including; (i) having been issued by an arbitral tribunal of competent jurisdiction after proper service of process was made; (ii) having been rendered after the parties had a chance to present their case; (iii) having been rendered in accordance with and within the scope of the arbitration clause included in this Agreement; (iv) not being subject to appeal; (v) have been apostilled by the appropriate authority of the country where such foreign arbitral award was issued, in accordance with the Hague Convention of October 5, 1961 Abolishing the Requirement of Legalization for Foreign Public Documents, or the Apostille Convention, or having been duly notarized and authenticated by the appropriate Brazilian consulate; (vi) having been translated into Portuguese by a sworn translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; (vii) not being contrary to Brazilian national sovereignty, Brazilian public policy/order and/or the dignity of the human person; (viii) not being contrary to a previous final and binding (res judicata) decision issued by a Brazilian court over the same subject-matter; (ix) meeting the requirements set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, which was incorporated into Brazilian law as Decree n. 4311/2002; (x) being enforceable in the jurisdiction where it was rendered; (xi)

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resolving a dispute that, under Brazilian law, could indeed be resolved through arbitration; and (xii) not deciding on matters over which, under Brazilian law, Brazilian courts hold exclusive jurisdiction.

(uu)       The choice of laws of the State of New York as the governing law of the Agreement, where so selected, is a valid choice of law under the laws of Brazil and will be honored by the courts of Brazil.

SECTION 2.         Representations and Warranties of the Selling Shareholder. The Selling Shareholder represents and warrants and agrees with, each of the International Underwriters as of the Time of Execution, Time of Sale, Closing Date and each Additional Closing Date that:

(a)          Neither the Time of Sale Prospectus nor the Prospectus or any amendments or supplements thereto includes any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that such representations and warranties set forth in this subsection (a) apply only to statements or omissions made in reliance upon and in conformity with information relating to the Selling Shareholder furnished in writing by or on behalf of the Selling Shareholder expressly for use in the Registration Statement, the Time of Sale Prospectus, the Prospectus or any other Issuer free writing prospectus or any amendment or supplement thereto, thereto, it being understood that the only such information consists of (i) the name of and the number of shares owned by the Selling Shareholder and (ii) the third sentence in the first paragraph under the heading, “Principal and Selling Shareholders—Selling Shareholder” in the Time of Sale Prospectus and the Prospectus (the “Selling Shareholder Information”); the Selling Shareholder is not prompted to sell the ADSs to be sold by the Selling Shareholder hereunder by any information concerning the Company or any subsidiary of the Company which is not set forth in the Time of Sale Prospectus or the Prospectus.

(b)          This Agreement and the Brazilian Underwriting Agreement have been duly authorized, executed and delivered by or on behalf of the Selling Shareholder.

(c)          Cede & Co. (“Cede”) or such other nominee as may be designated by The Depository Trust Company (“DTC”) is in possession of the ADSs, the ADSs are credited on the books of DTC to one or more securities accounts beneficially owned by the Selling Shareholder and such ADSs are not “restricted securities” as defined in the Securities Act or the rules and regulations promulgated thereunder.

(d)          The execution and delivery of this Agreement and the Brazilian Underwriting Agreement and the sale and delivery of the ADSs to be sold by the Selling Shareholder and the consummation of the transactions contemplated herein and compliance by the Selling Shareholder with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon (A) the ADSs to be sold by the Selling Shareholder or (B) any other property or assets of the Selling Shareholder, in each case, pursuant to any contract, indenture, mortgage, deed of

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trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Selling Shareholder is a party or by which the Selling Shareholder may be bound, or to which any of the property or assets of the Selling Shareholder is subject, (ii) result in any violation of the provisions of the charter or by-laws or other organizational instrument of the Selling Shareholder, if applicable, or (iii) result in any violation of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Selling Shareholder or any of its properties, except in the case of clauses (i)(B) and (iii) as would not adversely affect in any material respect the Selling Shareholder’s ability to perform its obligations hereunder and under the Brazilian Underwriting Agreement.

(e)          The Selling Shareholder has, and at the Closing Date and each Additional Closing Date, as the case may be, will have, (i) valid title to the ADSs to be sold by the Selling Shareholder free and clear of all security interests, claims, liens, equities or other encumbrances and the legal right and power, and (ii) all authorization and approval required by law, to enter into this Agreement and the Brazilian Underwriting Agreement and to sell, transfer and deliver the ADSs to be sold by the Selling Shareholder or a valid security entitlement in respect of such ADSs.

(f)          Upon payment of the purchase price for the ADSs to be sold by the Selling Shareholder pursuant to this Agreement, delivery of such ADSs, as directed by the International Underwriters, to Cede or such other nominee as may be designated by DTC (unless delivery of such ADSs is unnecessary because such ADSs are already in possession of Cede or such nominee), registration of such ADSs in the name of Cede or such other nominee (unless registration of such ADSs is unnecessary because such ADSs are already registered in the name of Cede or such nominee), and the crediting of such ADSs on the books of DTC to securities accounts (within the meaning of Section 8-501(a) of the UCC) of the International Underwriters (assuming that neither DTC nor any such International Underwriter has notice of any “adverse claim,” within the meaning of Section 8-105 of the Uniform Commercial Code then in effect in the State of New York (“UCC”), to such ADSs), (A) under Section 8-501 of the UCC, the International Underwriters will acquire a valid “security entitlement” in respect of such ADSs and (B) no action (whether framed in conversion, replevin, constructive trust, equitable lien, or other theory) based on any “adverse claim,” within the meaning of Section 8-102 of the UCC, to such ADSs may be asserted against the International Underwriters with respect to such security entitlement; for purposes of this representation, the Selling Shareholder may assume that when such payment, delivery and crediting occur, (I) such ADSs will have been registered in the name of Cede or another nominee designated by DTC, in each case on the Depositary’s registry in accordance with the Deposit Agreement and applicable law, (II) DTC will be registered as a “clearing corporation,” within the meaning of Section 8-102 of the UCC, (III) appropriate entries to the accounts of the several International Underwriters on the records of DTC will have been made pursuant to the UCC, (IV) to the extent DTC, or any other securities intermediary which acts as “clearing corporation” with respect to the ADSs, maintains any “financial asset” (as defined in Section 8-102(a)(9) of the UCC in a clearing corporation pursuant to Section 8-111 of the UCC, the rules of such clearing corporation may affect the rights of DTC or such securities intermediaries and the ownership interest of the International Underwriters, (V) claims of creditors of DTC or any other securities intermediary or clearing corporation may be given priority to the extent set forth in Section 8-511(b) and 8-511(c) of the UCC and (VI) if at any

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time DTC or other securities intermediary does not have sufficient ADSs to satisfy claims of all of its entitlement holders with respect thereto then all holders will share pro rata in the ADSs then held by DTC or such securities intermediary.

(g)          The Selling Shareholder has not taken, and will not take, directly or indirectly, any action which is designed to or which constituted or would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the ADSs.

(h)          The Selling Shareholder does not have any registration or other similar rights to have any equity or debt securities registered for sale by the Company under the Registration Statement or included in the offering contemplated by this Agreement.

(i)           The Selling Shareholder has not prepared or had prepared on its behalf or used or referred to, any “free writing prospectus” (as defined in Rule 405), and has not distributed any written materials in connection with the offer or sale of the ADSs.

(j)           Neither the Selling Shareholder nor any of its affiliates directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with any member firm of FINRA or is a person associated with a member (within the meaning of the FINRA By-Laws) of FINRA.

(k)          The Selling Shareholder has the power to submit, and pursuant to Section 15(c) of this Agreement has legally, validly, effectively and irrevocably submitted to the exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit, action or proceeding arising out of or relating to the application or enforcement of Section 15(c) of this Agreement or for purposes of seeking provisional remedies, and to the non-exclusive jurisdiction of such courts in any suit, action or proceeding arising out of or relating to the enforcement of any award made pursuant to Section 15(c) of this Agreement, and the Selling Shareholder has validly and irrevocably waived any objection to the laying of venue of any such proceeding in such courts to the fullest extent permissible by law, and has validly and irrevocably appointed Corporation Service Company as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served pursuant to Section 15(c) of this Agreement.

(l)           Neither the Selling Shareholder nor any of its subsidiaries, nor, to the best knowledge of the Selling Shareholder, any director, officer, agent, employee or other person associated with or acting on behalf of the Selling Shareholder or any of its subsidiaries (any such person, an “Associated Person”), nor, to the knowledge of the Selling Shareholder, its affiliates (but not including (A) any agency or other entity or body constituting part of the government of the State of Qatar or any political subdivision thereof (together, “Qatar”); or (B) any entity related to Qatar for which the Qatar Investment Authority provides no operational management or control and subsidiaries of such entities (together with Qatar “Excluded Persons”);or any official, agent or employee thereof, except to the extent any such official, agent or employee is an Associated Person) have (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from

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corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, to the extent applicable to the Selling Shareholder, or any applicable Brazilian law or regulation regarding illegal payments and corrupt practices; or (iv) made any bribe, illegal rebate, illegal payoff, illegal influence payment, kickback or other unlawful payment.

(m)         The operations of the Selling Shareholder and its subsidiaries, and to the knowledge of the Selling Shareholder, its affiliates (but not including any Excluded Persons or any official, agent or employee thereof, except to the extent any such official, agent or employee is an Associated Person), are and have been conducted at all times in compliance with the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Selling Shareholder or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Selling Shareholder, threatened.

(n)          None of the Selling Shareholder, any of its subsidiaries, or, to the knowledge of the Selling Shareholder, any director, officer, agent, employee or affiliates (but not including any Excluded Persons or any official, agent or employee thereof, except to the extent any such official, agent or employee is an Associated Person) of the Selling Shareholder or any of its subsidiaries is an individual or entity currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the OFAC, the UNSC, the European Union, HMT, Switzerland, or other relevant sanctions authority (collectively “Sanctions”); and the Selling Shareholder will not directly or indirectly use the proceeds of the sale of the ADSs hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S., United Nations, European Union, English or Swiss sanctions administered by OFAC, UNSC, the European Union, HMT or Switzerland, respectively, in violation of such Sanctions.

SECTION 3.         Purchase, Sale and Delivery of the ADSs and Placement of Units.

(a)          (i) On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth herein, the Selling Shareholder agrees to sell to the several International Underwriters, and each of the International Underwriters agrees, severally and not jointly, to (A) purchase from the Selling Shareholder, at a purchase price of $7.9395 per ADS (the “Purchase Price”), the respective number of Firm ADSs set forth opposite the names of the International Underwriters in Schedule A hereto and (B) act as placement agents for the placement of the Units outside Brazil.

(ii)         The Selling Shareholder will deliver, through its custodian, the Firm ADSs to the International Underwriters through the facilities of DTC for the accounts of the International Underwriters free of payment, on or before 10:00 A.M. New York time on April 11, 2017 (“Closing Date”) to the following account (the “DTC Account”), for the benefit of MLPF&S: DTCC 161 for further credit to account 045-03298. As soon as practicable upon confirmation of the receipt of the ADSs, MLPF&S, on behalf of the International Underwriters, will release Federal (same day) funds by wire

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transfer to the account specified below in the table directly below this paragraph (the “Selling Shareholder Account”) drawn to the order of the Selling Shareholder of US$460,491,000, corresponding to the gross proceeds from the sale of the Firm ADSs less the underwriting fees.

Account Number	40143606

Account Name:	QATAR HOLDING LLC 1

Bank:	JP Morgan Chase Bank, N.A.

Branch:	London

Beneficiary Bank SWIFT:	CHASGB2L

Beneficiary Bank Account Number:	001 0 962009

Correspondent Bank:	JPMorgan Chase Bank, New York

Correspondent Bank ABA Number:	021000021

Correspondent Bank SWIFT:	CHASUS33

(b)          (i) On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth herein, the Selling Shareholder agrees to sell to the several International Underwriters, and each of the International Underwriters shall have the option to purchase, severally and not jointly, from the Selling Shareholder, at the Purchase Price less an amount per ADS equal to any dividends or distributions declared by the Company and payable on the Firm ADSs but not payable on the Option ADSs, the respective number of Option ADSs set forth opposite the names of the International Underwriters in Schedule A hereto. If any Option ADSs are to be purchased, the number of Option ADSs to be purchased by each International Underwriter shall be the number of Option ADSs which bears the same ratio to the aggregate number of Option ADSs being purchased as the number of Firm ADSs set forth opposite the name of such International Underwriter in Schedule A hereto bears to the aggregate number of Firm ADSs being purchased from the Selling Shareholder by the several International Underwriters, subject, however, to such adjustments to eliminate any fractional ADSs as the International Underwriters in their sole discretion shall make. Any such election to purchase Option ADSs shall be made in proportion to the maximum number of Option ADSs to be sold by the Selling Shareholder as set forth in Schedule A, hereto

(ii)         The International Underwriters may exercise the option to purchase Option ADSs at any time in whole, or from time to time in part, for a period of 30 days from, but not including, the date hereof by written notice from the International Underwriters to the Company and the Selling Shareholder. Such notice shall set forth the

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aggregate number of Option ADSs as to which the option is being exercised and the date and time when the Option ADSs are to be delivered and paid for, which may be the same date and time as the Closing Date but shall not be earlier than the Closing Date or later than the tenth full business day after the date of such notice. Any such notice shall be given at least two business days prior to the date and time of delivery specified therein.

(iii)        The Selling Shareholder will deliver the ADSs to or as instructed by the International Underwriters through the facilities of DTC to the DTC Account against payment of the purchase price by the International Underwriters in Federal (same day) funds by wire transfer to the Selling Shareholder Account drawn to the order of the Selling Shareholder, on the date and at the time and place specified by the International Underwriters in the written notice of the International Underwriters’ election to purchase such Option ADSs. The time and date for such payment for the Option ADSs, if other than the Closing Date, is herein referred to as an “Additional Closing Date.”

(c)          Each of the Company and the Selling Shareholder acknowledge and agree that the International Underwriters may offer and sell ADSs to or through any affiliate (as that term is defined by Rule 405 of the Securities Act) of the International Underwriters and that any such affiliate may offer and sell ADSs purchased by it or through the International Underwriters.

(d)          Each International Underwriter severally represents to and agrees with the Company and the Selling Shareholder that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the ADSs or distribute or publish the Registration Statement, the Prospectus or the Time of Sale Prospectus or any offering circular, form of application, advertisement or other document or information relating to the ADSs, in any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with all laws and regulations applicable thereto (including, without limitation, any prospectus delivery requirements) and which will not impose any obligations on the Company or the Selling Shareholder except as contained in this Agreement.

SECTION 4.         Offering by the International Underwriters. It is understood that the International Underwriters propose to offer the ADSs for sale to the public as set forth in the Time of Sale Prospectus and the Prospectus.

SECTION 5.         Certain Agreements. The Company agrees with each of the International Underwriters and the Selling Shareholder that:

(a)          The Company shall prepare and furnish, upon written request, to each International Underwriter, without charge, a conformed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) in a form approved by the International Underwriters, and will promptly furnish the International Underwriters during the period mentioned in Section 5(f) below with copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein (upon written request) and any supplements and amendments thereto or to the Registration Statement (upon written request), in such quantities as the International Underwriters may from time to time request, and will not publish any amendment or supplement to the Registration Statement, the Time of Sale Prospectus or the Prospectus

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unless they have furnished a copy to the International Underwriters for review and will not publish any such proposed amendment or supplement to which the International Underwriters reasonably object.

(b)          The Company will advise the International Underwriters of any request by the Commission for any amendment or supplement to the Registration Statement, the Time of Sale Prospectus or the Prospectus and of any stop order proceedings in respect of the Registration Statement and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

(c)          The Company will promptly effect the filings necessary pursuant to Rule 424 and will take such steps as it deems necessary to ascertain promptly whether the Time of Sale Prospectus and the Prospectus transmitted for filing under Rule 424 was received for filing by the Commission and, in the event that it was not, it will promptly file such document.

(d)          The Company shall furnish to each International Underwriter a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and shall not use or refer to any proposed free writing prospectus to which the International Underwriters reasonably object.

(e)          Except as otherwise contemplated pursuant to this Agreement, the Company shall not take any action that would result in an International Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) of the Securities Act a free writing prospectus prepared by or on behalf of the International Underwriter that the International Underwriter otherwise would not have been required to file thereunder.

(f)           If, at any time when a prospectus relating to the ADSs is (or but for the exemption in Rule 172 would be required to be) delivered under the Act in connection with sales by the International Underwriters or any dealer, any event occurs as a result of which either the Time of Sale Prospectus and the Prospectus would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any such time to amend the Time of Sale Prospectus or the Prospectus to comply with the Act, the Company shall promptly notify the International Underwriters of such event and shall promptly prepare and file with the Commission, at its own expense, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance, and the Company shall furnish, at its own expense, to the International Underwriters and dealers (whose names and addresses the International Underwriters shall furnish to the Company) to which the ADSs may have been sold by the International Underwriters and to any other dealers upon the International Underwriters’ reasonable request, such amendments or supplements as may be necessary. Neither the International Underwriters’ consent to, nor the International Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

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(g)          As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the effective date of the Registration Statement which will satisfy the provisions of Section 11(a) of the Act. For the purpose of the preceding sentence, “Availability Date” means the 45th day after the end of the fourth fiscal quarter following the fiscal quarter that includes such effective date, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter.

(h)          If the third anniversary of the initial effective date of the Registration Statement occurs before all the ADSs have been sold by the International Underwriters, prior to the third anniversary the Company shall file a new shelf registration statement and take any other action necessary to permit the public offering of the ADSs to continue without interruption; references herein to the Registration Statement shall include the new registration statement declared effective by the Commission.

(i)           The Company will arrange for the qualification of the ADSs for sale under the laws of such jurisdictions as the International Underwriters designate and will continue such qualifications in effect so long as required for the distribution; provided that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the ADSs).

(j)           If at any time within three years of this Agreement the Company ceases to be subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act to file reports with the Commission on the EDGAR system, the Company will furnish to the International Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to shareholders for such year; and the Company will furnish to the International Underwriters as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders.

SECTION 6.         Conditions of the Obligations of the International Underwriters. The obligations of the several International Underwriters to purchase and pay for the Firm ADSs on the Closing Date or the Option ADSs on any Additional Closing Date, as the case may be, will be subject to the accuracy of the representations and warranties on the part of the Company and the Selling Shareholder herein as of the date of the Time of Execution, the Time of Sale and the Closing Date and, with respect to any Option ADSs, the applicable Additional Closing Date, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Selling Shareholder of their obligations hereunder and to the following additional conditions precedent:

(a)          The International Underwriters shall have received from Deloitte a comfort letter dated the date hereof, in form and substance reasonably satisfactory to counsel for the International Underwriters.

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(b)          The International Underwriters shall have received from PwC a comfort letter or letters dated the date hereof, the Closing Date and any Additional Closing Date, in form and substance reasonably satisfactory to counsel for the International Underwriters.

(c)          Prior to the Closing Date and any Additional Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the International Underwriters, shall be contemplated by the Commission, and the Company has complied with each request (if any) from the Commission for additional information.

(d)          Prior to the Closing Date and any Additional Closing Date, the Company shall not have received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form.

(e)          Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties, results of operations or prospects of the Company or its subsidiaries which, in the judgment of the International Underwriters, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the ADSs; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as such term is defined in Section 3(a)(62) of the Exchange Act), or any new public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S., Brazilian or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the International Underwriters, be likely to prejudice materially the success of the proposed sale or distribution of the ADSs, whether in the initial sale of ADSs pursuant to this Agreement or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the NYSE or the BM&FBOVESPA, or any setting of minimum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. Federal, New York or Brazilian authorities; (vii) any major disruption of settlements of securities or clearance services in the United States or Brazil or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States or Brazil, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the International Underwriters, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the ADSs.

(f)           On the Closing Date and each Additional Closing Date, if any, the International Underwriters shall have received the opinion and negative assurance letter,

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each dated as of the Closing Date or any such Additional Closing Date, as the case may be, and addressed to the International Underwriters, of Davis Polk & Wardwell LLP, U.S. counsel for the Company, in form and substance reasonably satisfactory to the International Underwriters and their counsel.

(g)          On the Closing Date and each Additional Closing Date, if any, the International Underwriters shall have received the opinion and negative assurance letter, each dated as of the Closing Date or any such Additional Closing Date, as the case may be, and addressed to the International Underwriters, of Pinheiro Neto Advogados, Brazilian counsel for the Company, in form and substance reasonably satisfactory to the International Underwriters and their counsel.

(h)          On the Closing Date and each Additional Closing Date, if any, the International Underwriters shall have received the opinion, dated as of the Closing Date or any such Additional Closing Date, as the case may be, and addressed to the International Underwriters, of Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel for the Selling Shareholder, in form and substance reasonably satisfactory to the International Underwriters and their counsel.

(i)           On the Closing Date and each Additional Closing Date, if any, the International Underwriters shall have received from Lefosse Advogados, Brazilian counsel for the International Underwriters, the opinion and negative assurance letter, each dated as of the Closing Date or any such Additional Closing Date, as the case may be, and addressed to the International Underwriters, as to such matters as the International Underwriters may reasonably request, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Lefosse Advogados may rely as to matters governed by New York law upon the opinion of Shearman & Sterling LLP.

(j)           On the Closing Date and each Additional Closing Date, if any, the International Underwriters shall have received from Shearman & Sterling LLP, U.S. counsel for the International Underwriters, the opinion and negative assurance letter, dated as of the Closing Date or any such Additional Closing Date, as the case may be, as to such matters as the International Underwriters may reasonably request, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Shearman & Sterling LLP may rely as to the incorporation of the Company and all other matters governed by Brazilian law upon the opinion of Lefosse Advogados referred to above.

(k)          The International Underwriters shall have received certificates, dated as of the Closing Date and any Additional Closing Date, as the case may be, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date or any

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such Additional Closing Date, as the case may be; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the Time of Sale Prospectus and the Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in the Time of Sale Prospectus or Prospectus or as described in such certificate.

(l)           The International Underwriters shall have received certificates, dated as of the Closing Date and any Additional Closing Date, as the case may be, of an executive officer of the Selling Shareholder in which such officer, to the best of their knowledge after reasonable investigation, shall state that: the representations and warranties of the Selling Shareholder in this Agreement are true and correct; and, that the Selling Shareholder has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date or any such Additional Closing Date, as the case may be.

(m)         The Company shall have, pursuant to Section 15 of this Agreement, validly and irrevocably appointed Banco Santander, S.A., New York Branch as its initial authorized agent for the purpose described in Section 15 of this Agreement.

(n)          The Selling Shareholder shall have, pursuant to Section 15(c) of this Agreement, validly and irrevocably appointed Corporation Service Company as its initial authorized agent for the purpose described in Section 15(c) of this Agreement.

(o)          The International Underwriters shall have received certificates, dated respectively the date of this Agreement, the Closing Date and any Additional Closing Date, of the Vice President of Administration and Finance of the Company, in form and substance reasonably satisfactory to the International Underwriters, with respect to certain financial or other information that is not covered in the “comfort letters” referenced in clauses (a) and (b) above.

(p)           On or prior to the Closing Date and each Additional Closing Date, if any, the Selling Shareholder shall have delivered an irrevocable instruction to JPMorgan Chase Bank N.A., as custodian, to transfer the number of ADSs to be sold to the International Underwriters on such Closing Date or Additional Closing Date, as the case may be, and such instruction shall be in full force and effect on the Closing Date and any such Additional Closing Date, as the case may be.

(q)           The Selling Shareholder has delivered to the International Underwriters prior to the Closing Date a properly completed and executed United States Treasury Department Form W-8BEN-E (or other applicable form or statement specified by Treasury Department regulations in lieu thereof) certifying that it is not a U.S. person.

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(r)          Contemporaneously with or prior to the purchase by the International Underwriters of the Firm ADSs pursuant to this Agreement, the sale of the Units to the Brazilian Underwriters in the Brazilian Offering, as contemplated by the Brazilian Underwriting Agreement, shall have occurred.

(s)          The Company and the Selling Shareholder shall furnish the International Underwriters with such conformed copies of such opinions, certificates, letters and documents as the International Underwriters reasonably request. The International Underwriters may in their sole discretion waive compliance with any conditions to the obligations of the International Underwriters hereunder.

SECTION 7.         Certain Agreements of Selling Shareholder.

(a)          The Selling Shareholder will pay all expenses directly related to the performance of the obligations of the Selling Shareholder, the obligations of the Company and the obligations of the International Underwriters under this Agreement and in connection with the Global Offering and will pay any transfer taxes on the sale of the ADSs to the International Underwriters. Notwithstanding the foregoing, the obligation of the Selling Shareholder to pay: (i) the fees and expenses of the Company’s local and international counsel and its auditors in respect of work done in connection with the Global Offering shall be limited to US$1,550,000; (ii) the expenses of the International Underwriters in connection with attending or hosting meetings with prospective purchasers of the ADSs (“Roadshow Expenses”) shall be limited to US$100,000 per each of the three International Underwriters; (iii) the fees and expenses of the International Underwriters’ local and international counsel in respect of work done in connection with the Global Offering shall be limited to US$635,000; and (iv) other fees and expenses incurred by the Company, the International Underwriters or the Brazilian Underwriters in connection with the Global Offering, which must be reasonable and properly documented, including any filing fees and other expenses incurred in connection with qualification of the ADSs for sale under the laws of such jurisdictions as the International Underwriters designate, the printing of memoranda relating thereto, hosting a virtual data room, Roadshow Expenses of the Company’s officers and employees, and expenses incurred in distributing Time of Sale Prospectus and the Prospectus (including any amendments and supplements thereto), shall be limited to US$180,000.

(b)          The Selling Shareholder will indemnify and hold harmless the International Underwriters against any taxes, duties or similar governmental charges (including any documentary, stamp or similar issue tax) and interest, penalties and fines in respect thereof (collectively, Taxes) imposed, assessed, levied or collected on or from the International Underwriters, (i) on the sale of the ADSs and on the execution, delivery, performance or enforcement by the International Underwriters of this Agreement or (ii) on or in respect of any amounts payable by the Selling Shareholder to such International Underwriters under this Agreement under the laws of Brazil or any jurisdiction from or through which payments are made or by or within any political subdivision thereof or any authority therein or thereof having the power to tax (each a “Relevant Jurisdiction”), except for (other than solely by reason of the execution and delivery of this Agreement, the performance of the Selling Shareholder or the International Underwriters of their

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obligations hereunder and the consummation of the transactions contemplated hereby) (A) Taxes that are imposed on the net income of such International Underwriter by the law of the jurisdiction under the laws of which such International Underwriter is organized, is resident or is treated as carrying on business for tax purposes, or (B) Taxes resulting from any International Underwriter being deemed as having a permanent establishment in Brazil for tax purposes or otherwise being subject to income taxes in Brazil. All payments to be made by the Selling Shareholder hereunder shall be made without withholding or deduction for or on account of any Taxes imposed under the laws of a Relevant Jurisdiction, unless the Selling Shareholder is compelled by law to deduct or withhold such Taxes. In that event, the Selling Shareholder shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

(c)          During a period of 180 days from the date hereof (such period, the “Lock-Up Period”), the Selling Shareholder shall not, without the prior written consent of each of the International Underwriters, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any ADSs, Units, Common Shares, Preferred Shares or other shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for ADSs, Units, Common Shares, Preferred Shares or any other shares of capital stock of the Company, whether now owned or hereafter acquired by the Selling Shareholder or with respect to which the Selling Shareholder has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Lock-Up Securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-Up Securities or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the Selling Shareholder may transfer the Lock-Up Securities without the prior written consent of each of the International Underwriters,

(i)          as a bona fide gift or gifts;

(ii)         to any trust for the direct or indirect benefit of the Selling Shareholder;

(iii)        as a distribution to partners, members or stockholders of the Selling Shareholder;

(iv)        to the Selling Shareholder’s affiliates or to any investment fund or other entity controlled or managed by, controlling, or under common control or management with, the Selling Shareholder;

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(v)         pursuant to a bona fide third party tender offer, merger, consolidation or similar transaction made to all holders of the Company’s common or preferred shares and ADSs, involving a Change of Control of the Company (provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Selling Shareholder’s Lock-Up Securities shall remain subject to the restrictions contained in this Agreement);

(vi)        with respect to any Lock-Up Securities purchased on the open market following the offering contemplated by this Agreement; or

(vi)        with respect to any Lock-Up Securities to be sold hereunder or any Lock-Up Securities to be sold pursuant to the Brazilian Underwriting Agreement;

provided that in the case of any transfer or distribution pursuant to any of (i), (ii), (iii) or (iv) above, (1) the International Underwriters receive a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Commission on Form 4 in accordance with Section 16 of the Exchange Act, and (4) the Selling Shareholder does not otherwise voluntarily effect any public filing or report regarding such transfers. For purposes of clause (v) above, “Change of Control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Controlling Shareholder or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of the total voting power of the voting stock of the Company, and “Controlling Shareholder” shall mean Banco Santander, S.A.

SECTION 8.         Indemnification and Contribution.

(a)          The Company will indemnify and hold harmless each International Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such International Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, and expense whatsoever, as incurred, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, the Time of Sale Prospectus, the Prospectus or any Issuer free writing prospectus (including any road show), or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the

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above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any International Underwriter through the International Underwriters specifically for use therein, it being understood and agreed that the only such information furnished by any International Underwriter consists of the information described as such in subsection (c) below.

(b)          The Selling Shareholder will indemnify and hold harmless each Indemnified Party to the same extent as and in the same manner set forth in the indemnity set forth in paragraph (a) above, in each case only insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission from any of such documents made in reliance upon and in conformity with the Selling Shareholder Information, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, that the Selling Shareholder’s aggregate liability under this Section 9(b) shall be limited to the amount equal to the total net proceeds (before deducting taxes and expenses) received by the Selling Shareholder from the sale of its ADSs pursuant to this Agreement.

(c)          Each International Underwriter severally and not jointly will indemnify and hold harmless (i) the Company, its partners, members, directors, officers, employees, agents and its affiliates, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and (ii) the Selling Shareholder and each person, if any, who controls the Selling Shareholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (each of (i) and (ii), an “Underwriter Indemnified Party”), against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any part of any Registration Statement at any time, the Time of Sale Prospectus, the Prospectus or any Issuer free writing prospectus (including any roadshow) but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the International Underwriters specifically for use therein, it being understood and agreed that the only such information furnished by the International Underwriters consist of the following information in the Time of Sale Prospectus and the Prospectus furnished on behalf of the International Underwriters: the marketing and legal names of each International Underwriter, the concession figure (if any) appearing in the first paragraph under the caption “Underwriting (Conflicts of Interest)—Commission and Expenses” and the information relating to stabilization and related activities in the first paragraph under the caption “Underwriting (Conflicts of Interest)—Price Stabilization and Short Positions”; and will reimburse each Underwriter Indemnified Party for any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation,

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investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred.

(d)          Promptly after receipt by an Indemnified Party or an Underwriter Indemnified Party under this Section of notice of the commencement of any action, such Indemnified Party or Underwriter Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an Indemnified Party or Underwriter Indemnified Party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any Indemnified Party or Underwriter Indemnified Party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel, in addition to any local counsel, satisfactory to such Indemnified Party or Underwriter Indemnified Party, as the case may be, who shall not, except with the consent of the Indemnified Party, be counsel to the indemnifying party, and after notice from the indemnifying party to such Indemnified Party or Underwriter Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party or Underwriter Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party or Underwriter Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the Indemnified Party or Underwriter Indemnified Party, as the case may be, effect any settlement of any pending or threatened action in respect of which any Indemnified Party or Underwriter Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party or Underwriter Indemnified Party, as the case may be, unless such settlement (i) includes an unconditional release of such Indemnified Party or Underwriter Indemnified Party, as the case may be, from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party or Underwriter Indemnified Party, as the case may be.

(e)          If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an Indemnified Party under subsection (a) or (b) above or an Underwriter Indemnified Party under subsection (c) above, then each indemnifying party shall contribute to the amount paid or payable by such Indemnified Party or Underwriter Indemnified Party, as the case may be, as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Shareholder on the one hand and the International Underwriters on the other from the offering of the ADSs or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Shareholder on the one hand and the International Underwriters on the other in connection with the statements or omissions which resulted in such

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losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Shareholder on the one hand and the International Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Selling Shareholder bear to the total underwriting discounts and commissions received by the International Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Shareholder, the International Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company, the Selling Shareholder and the International Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (e) were determined by pro rata allocation (even if the International Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (e). The amount paid by an Indemnified Party or Underwriter Indemnified Party, as the case may be, as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party or Underwriter Indemnified Party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), no International Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the ADSs underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which the International Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and the Selling Shareholder shall not be required to contribute any amount in excess of the amount equal to the total net proceeds (before deducting taxes and expenses) received by the Selling Shareholder from the sale of its ADSs pursuant to this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The International Underwriters’ respective obligations to contribute pursuant to this Section 8 are several and not joint.

(f)           The obligations of the Company and the Selling Shareholder under this Section shall be in addition to any liability which the Company or the Selling Shareholder may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any International Underwriter within the meaning of the Act; and the obligations of each of the International Underwriters under this Section shall be in addition to any liability which any International Underwriter may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed a Registration Statement and to each person, if any, who controls the Company within the meaning of the Act.

SECTION 9.         Default of the International Underwriters. If any International Underwriter or International Underwriters default in their obligations to purchase ADSs hereunder on the Closing Date or the Option ADSs on any Additional Closing Date and the aggregate number of ADSs that such defaulting International Underwriter or International Underwriters agreed but failed to purchase does not exceed 10% of the total number of ADSs

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that the International Underwriters are obligated to purchase on the Closing Date or such Additional Closing Date, the International Underwriters may make arrangements satisfactory to the Company and the Selling Shareholder for the purchase of such ADSs by other persons, including any of the International Underwriters, but if no such arrangements are made by the Closing Date or any Additional Closing Date, as applicable, the non-defaulting International Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the ADSs that such defaulting International Underwriters agreed but failed to purchase on the Closing Date or such Additional Closing Date, as the case may be. If any International Underwriter or International Underwriters so default and the aggregate number of ADSs with respect to which such default or defaults occur exceeds 10% of the total number of ADSs that the International Underwriters are obligated to purchase on the Closing Date or any Additional Closing Date and arrangements satisfactory to the International Underwriters, the Company and the Selling Shareholder for the purchase of such ADSs by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting International Underwriter, the Company or the Selling Shareholder, except as provided in Section 8. As used in this Agreement, the term “International Underwriter” includes any person substituted for an International Underwriter under this Section. Nothing herein will relieve a defaulting International Underwriter from liability for its default.

SECTION 10.       Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers, the Selling Shareholder and each International Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any International Underwriter, the Company, the Selling Shareholder or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the ADSs. If for any reason the purchase of the ADSs by the International Underwriters is not consummated, the Selling Shareholder shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 7 and the respective obligations of the Company, the Selling Shareholder and the International Underwriters pursuant to Section 8 shall remain in effect, and if any ADSs have been purchased hereunder the representations and warranties in Section 1 and all obligations under Section 5 shall also remain in effect. If the purchase of the ADSs by the International Underwriters is not consummated for any reason other than solely because of the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 6(e), the Selling Shareholder shall reimburse each International Underwriter for all documented out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by it in connection with the offering of the ADSs, subject to the provisions of Section 7(a) of this Agreement.

SECTION 11.       Notices. All communications hereunder will be in writing and, if sent to the International Underwriters, will be mailed, delivered or telegraphed and confirmed at (i) at Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3629 Facsimile: (212) 325-4296 Attention: LCD-IBD, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036, Attention: Syndicate Department, with a copy to ECM Legal, Facsimile: (212) 230-8730, and (iii) Santander Investment Securities Inc., 45 East 53rd Street, New York, New York 10022, Facsimile: (212) 407-0930, Attention: Debt Capital Markets; or, if sent to the Company, will be mailed, delivered

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or telegraphed and confirmed at Avenida Presidente Juscelino Kubitschek, 2,041 and 2,235, Bloco A, Vila Olímpia, São Paulo, SP 04543-011, Attention: Angel Santodomingo Martell; with a copy to Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attention: Nicholas A. Kronfeld; or if sent to the Selling Shareholder will be mailed, delivered or telegraphed and confirmed at Qatar Holding LLC, Ooredoo Tower, 8th Floor, Diplomatic Street, PO Box 23224, Doha, Qatar, Attention: General Counsel, with a copy to Head of Financial Institutions and a copy to Cleary Gottlieb Steen &Hamilton LLP, Al Sila Tower, Abu Dhabi Global Market Square, Al Maryah Island, PO Box 29920, Abu Dhabi, United Arab Emirates, Attention: Gamal Abouali.

SECTION 12.       Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

SECTION 13.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 14.       Absence of Fiduciary Relationship. The Company and the Selling Shareholder acknowledge and agree that:

(a)          The International Underwriters have been retained solely to act as underwriters in connection with the sale of the Company’s securities and that no fiduciary, advisory or agency relationship between the Company or the Selling Shareholder, on the one hand, and the International Underwriters, on the other, have been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the International Underwriters have advised or are advising the Company or the Selling Shareholder on other matters;

(b)          The purchase and sale of the ADSs pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Selling Shareholder, on the one hand, and the International Underwriters, on the other, and the Selling Shareholder is capable of evaluating and understanding the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)          They have been advised that the International Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Selling Shareholder and that no International Underwriter has an obligation to disclose such interests and transactions to the Company or the Selling Shareholder by virtue of any fiduciary, advisory or agency relationship; and

(d)          They waive, to the fullest extent permitted by law, any claims they may have against any International Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no International Underwriter shall have any liability (whether direct or indirect) to the Company or the Selling Shareholder in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in

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right of the Company or the Selling Shareholder, including shareholders, employees or creditors of the Company or of the Selling Shareholder .

SECTION 15.      Applicable Law; Submission to Jurisdiction. (a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)          Each of the Company and the International Underwriters hereby submits to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and, to the fullest extent permissible by law, waive any objection to the laying of venue of any such proceeding. The Company irrevocably appoints Banco Santander, S.A., New York Branch as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding and any right to which it may be entitled on account of place of residence or domicile, and agrees that service of process upon such agent, and written notice of said service to the Company by the person serving the same to the address provided in Section 11, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement. Each of the Company and the International Underwriters hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

(c)          Notwithstanding the provisions of Section 15(b), any dispute, controversy or claim arising out of or relating to this Agreement in which the Selling Shareholder is a party shall be resolved by final and binding arbitration, administered by the International Centre for Dispute Resolution ("ICDR") in accordance with its International Arbitration Rules. The arbitration shall take place in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators. The claimant or claimants jointly, on the one hand, and the respondent or respondents jointly, on the other, shall each select one arbitrator within thirty days of the commencement of the arbitration. The two party-appointed arbitrators shall select the third arbitrator, who shall serve as the presiding arbitrator, within thirty days of the appointment of the second arbitrator. If any arbitrator is not selected within the time periods specified above, and the parties cannot mutually agree on an extension of time for doing so, then the ICDR shall appoint such arbitrator. Each of the parties agrees that the decision and/or award made by the arbitrators shall be final and enforceable by any court of competent jurisdiction. The parties hereby submit to the exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit, action or proceeding arising out of or relating to the application or enforcement of this arbitration clause or for purposes of seeking provisional remedies and to the non-exclusive jurisdiction of such courts in any suit, action or proceeding arising out of or relating to the enforcement of the award, and, to the fullest extent permissible by law, waives any objection to the laying of venue of any such proceeding in such courts. The Selling Shareholder irrevocably appoints Corporation Service Company as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such proceeding, and agrees that service of process upon such agent, and written notice of said service to the Selling Shareholder by the person serving the same to the address provided in

34

Section 11, shall be deemed in every respect effective service of process upon the Selling Shareholder in any such proceeding.

SECTION 16.       Currency. The obligations of the Company and the Selling Shareholder in respect of any sum due to any International Underwriter shall, to the extent permitted under applicable law, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by any International Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such International Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to any International Underwriter hereunder, each of the Company and the Selling Shareholder agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such International Underwriter against such loss. If the United States dollars so purchased are greater than the sum originally due to any International Underwriter hereunder, each International Underwriter agrees to pay to the Company or the Selling Shareholder, as the case may be, or an amount equal to the excess of the dollars so purchased over the sum originally due to any International Underwriter hereunder.

SECTION 17.       Waiver of Immunity. To the extent permitted by applicable law, if any of the Company or the Selling Shareholder has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any Brazilian, Qatari, New York or U.S. federal court or from setoff or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement, and the Selling Shareholder hereby agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

[Signature pages follow]

35

If the foregoing is in accordance with the International Underwriters’ understanding of our agreement, kindly sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Company and the International Underwriters in accordance with its terms.

Very Truly Yours,

BANCO SANTANDER (BRASIL) S.A.

By:	/s/ Alexandre Silva D’Ambrosio
Name: Alexandre Silva D’Ambrosio
Title: Vice President Executive Officer

By:	/s/ Reginaldo Antonio Ribeiro
Name: Reginaldo Antonio Ribeiro
Title: Officer

[International Underwriting and Placement Agreement Signature Page]

The foregoing International Underwriting and Placement Agreement is hereby confirmed and accepted as of the date first above written.

QATAR HOLDING LLC

By:	/s/ Abdulla bin Mohammed bin Saud Al Thani
Name: Abdulla bin Mohammed bin Saud Al Thani
Title: Chairman and Chief Executive Officer

[International Underwriting and Placement Agreement Signature Page]

The foregoing International Underwriting and Placement Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Felipe Portillo
Name: Felipe Portillo
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Sumit Mukherjee
Name: Sumit Mukherjee
Title: Managing Director

SANTANDER INVESTMENT SECURITIES INC.

By:	/s/ Marcio Souza
Name: Marcio Souza
Title: Managing Director - Equities

By:	/s/ Juan Minuesa
Name: Juan Minuesa
Title: Managing Director

[International Underwriting and Placement Agreement Signature Page]

SCHEDULE A

International Underwriters	Number of Firm ADSs
Credit Suisse Securities (USA) LLC.	19,333,333
Merrill Lynch, Pierce, Fenner & Smith Incorporated	19,333,334
Santander Investment Securities Inc.	19,333,333
Total	58,000,000

Sch. A-1

SCHEDULE B

ISSUER FREE WRITING PROSPECTUSES INCLUDED IN TIME OF SALE PROSPECTUS

None

Sch. B-1

SCHEDULE C

SUPPLEMENTAL OFFERING MATERIALS

Electronic road show, dated March 28, 2017.

Sch. C-1

SCHEDULE D

PRICING TERMS

1.          The Selling Shareholder is selling 58,000,000 Firm ADSs.

2.          The offering price to the public per ADS shall be $8.0850.

3.          The gross spread per ADS shall be $0.1455.

4.          The Selling Shareholder is selling 22,000,000 Units in the Brazilian Offering.

Sch. D-1

SCHEDULE E

Significant Subsidiaries of Banco Santander (Brasil) S.A.

None

Exhibit F-1